Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8, SEC File No. 333-135197, of Spare Backup, Inc. and the related prospectuses of our audit report dated May 10, 2013 with respect to the consolidated balance sheet at December 31, 2012 and the consolidated statements of operations, stockholders' deficit and cash flows of Spare Backup, Inc. for the year then ended appearing in the Form 10-K for the year ended December 31, 2012.

/s/ Li and Company, PC

Certified Public Accountants

Skillman, New Jersey

May 10, 2013